Exhibit 99.1

oldnational.com

Investor Relations:
Lynell Walton
NEWS RELEASE	(812) 464-1366
lynell.walton@oldnational.com

FOR IMMEDIATE RELEASE	Media Relations:
May 10, 2023	Kathy Schoettlin
(812) 465-7269
kathy.schoettlin@oldnational.com

Old National Bancorp Announces Quarterly Dividends

EVANSVILLE, Ind., Old National Bancorp (the “Company” or “Old National”) (NASDAQ: ONB) today announced that its Board of Directors declared a quarterly cash dividend of $0.14 per share on the Company’s outstanding shares of common stock. This quarterly cash dividend will be payable on June 15, 2023, to shareholders of record as of the close of business on June 1, 2023.

In addition, the Board of Directors declared a quarterly cash dividend of $17.50 per share (equivalent to $0.4375 per depositary share or 1/40th interest per share) on Old National’s 7.0% Fixed Rate Non- Cumulative Perpetual Preferred Stock, Series A (NASDAQ: ONBPP) and Series C (NASDAQ: ONBPO). The dividends are payable on August 20, 2023, to shareholders of record as of the close of business on August 5, 2023.

ABOUT OLD NATIONAL
Old National Bancorp (NASDAQ: ONB) is the holding company of Old National Bank, which is the sixth largest commercial bank headquartered in the Midwest. With approximately $48 billion of assets and $28 billion of assets under management, Old National ranks among the top 35 banking companies headquartered in the U.S. Tracing our roots to 1834, Old National Bank has focused on community banking by building long-term, highly valued partnerships with clients and in the communities it serves. In addition to providing extensive services in retail and commercial banking, Old National offers comprehensive wealth management, investment, and capital market services. For more information and financial data, please visit Investor Relations at oldnational.com.

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